EXHIBIT 99.1
Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EDT, July 30, 2007	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports second quarter

2007 earnings results

Increases 2007 guidance

Portland, Ore. - Portland General Electric Company (NYSE: POR) today reported net income of $46 million, or $0.73 per diluted share, for the quarter ending June 30, 2007, compared to $27 million, or $0.43 per diluted share, for the second quarter 2006. The improved results were primarily driven by increased margins on energy sales, as power costs in the second quarter of 2007 reflect the return of the Boardman power plant to full operation. Additionally, results were positively impacted by adjustments for Senate Bill 408 (SB 408), an Oregon utility income tax law.

"I'm pleased to report strong financial and operating performance in the second quarter," said Peggy Fowler, CEO and president of PGE. "We're successfully executing our strategy to deliver value to our customers and shareholders: our new 400 megawatt Port Westward Generating Plant became commercially available; construction is underway at the Biglow Canyon Wind Farm; and just one year after the initial stock distribution, substantially all of PGE's common stock is publicly traded."

Second Quarter 2007 Summary

  Total customers served increased by 1.4 percent to approximately 802,000 as of June 30, 2007, as compared to approximately 791,000 as of June 30, 2006.
  Total retail energy deliveries increased 1.0 percent to 4,623,000 MWhs in 2007 from 4,575,000 MWhs in 2006.
  Total operating revenues increased by 14.5 percent to $402 million from $351 million in 2006. The increase was a result of 2007 rate increases and higher energy deliveries, as well as the conversion of Regional Power Act (RPA) benefits to all cash from a combination of cash and below-market power purchases. RPA benefits were suspended in the second quarter of 2007. PGE also recorded a $4 million potential collection from customers in the second quarter of 2007, compared to a potential refund of $9 million in last year's second quarter, related to the Company's estimates of the impact of SB 408. Wholesale revenues increased 47 percent from last year's second quarter due primarily to an increase in wholesale energy prices caused by higher prices for natural gas and decreased regional hydro availability.
  Purchased power and fuel expenses increased by $32 million from last year's second quarter. The increase was due primarily to a higher average cost of purchased power, driven by an increase in natural gas prices and a reduction in regional hydro availability. This increase was partially offset by a 4 percent reduction in total system load and the availability of the Boardman power plant.
  Production and distribution expenses increased by $8 million from last year's second quarter due primarily to higher repair and maintenance costs at Boardman and an increase in distribution expenses, primarily related to overhead line maintenance.
  Depreciation and amortization expenses decreased from the second quarter of 2006 by $10 million primarily due to reductions in both depreciation rates for utility plant and in the authorized recovery of Trojan decommissioning costs, both of which became effective in January 2007 pursuant to the OPUC order in PGE's general rate case.
  Income taxes increased $5 million due primarily to higher taxable income in the second quarter of 2007.
  Other income increased $6 million primarily due to an increase in income from non-qualified benefit plan trust assets and accrued interest on $26.4 million of excess power costs associated with Boardman's repair outage, which has been deferred for future rate recovery as approved by the OPUC.

Year-to-Date 2007

For the six months ending June 30, 2007, net income was $101 million, or $1.61 per diluted share, compared to $21 million, or $0.34 per diluted share, for the same period in 2006. The increase was attributable to improved margins on energy sales, as power costs in the first half of 2006 were adversely affected by the repair outage at Boardman and by unrealized losses on power and natural gas contracts. Results for the first half of 2007 include the positive impacts of the deferral of a portion of Boardman replacement power costs for future rate recovery (as approved by the OPUC) and the settlement between PGE and certain California parties related to wholesale energy transactions in the western energy markets during 2000-2001. Also contributing to the increase in earnings was an approximate $8 million after tax impact of adjustments related to SB 408, with a potential customer collection recorded in the first half of 2007 and a potential refund recorded in the first half of 2006.

Year-to-Date 2007 Summary

  Total retail energy deliveries increased 1.3 percent to 9,723,000 MWhs in 2007 from 9,595,000 MWhs in 2006.
  Total operating revenues increased by 14.5 percent to $838 million from $732 million in 2006. The increase was a result of 2007 rate increases and higher energy deliveries, as well as the conversion of RPA benefits to all cash from a combination of cash and below-market power purchases. Wholesale revenues increased 50 percent from last year's first half due to both a 28 percent increase in energy sales and an 18 percent increase in the average sales price.
  Purchased power and fuel expenses were approximately the same as in last year's first half. An increase in the average cost of purchased power was partially offset by reduced electricity purchases, related to the return of Boardman to full operation. In addition, unrealized losses on derivative activities, expensed in 2006, are deferred in 2007 pursuant to the approval of a power cost adjustment mechanism by the OPUC. Results for the first half of 2007 also reflect the deferral, for future rate recovery, of $20.4 million of excess Boardman power costs, and a $6 million reduction in the Company's wholesale credit reserve related to the settlement with certain California parties involving wholesale energy transactions in 2000-2001.
  Production, distribution, administrative and other expenses increased by $15 million from last year's first half, due to higher employee benefit expenses, higher customer support and distribution expenses, and increased maintenance activities at Boardman and Colstrip.
  Depreciation and amortization expenses decreased by $22 million due to reductions in both depreciation rates for utility plant and in the authorized recovery of Trojan decommissioning costs, both of which became effective in January 2007 pursuant to the OPUC order in PGE's general rate case.
  Income taxes increased $35 million due primarily to higher taxable income in the first half of 2007.
  Other income increased $10 million in the first half of 2007. Included in the increase was a $4 million interest accrual (retroactive to January 2006) on $26.4 million of excess power costs associated with Boardman's repair outage, which has been deferred for future rate recovery. A $3 million increase in income from non-qualified benefit plan trust assets and a $2 million increase in the allowance for equity funds used during construction, related primarily to PGE's new Port Westward plant, also contributed to the increase in the first half of 2007.

Capital Expenditures

Capital expenditures in 2007 are estimated to total $529 million compared to actual 2006 expenditures of $371 million. Capital expenditures for 2007 consist of approximately $282 million for the Biglow Canyon Wind Farm, $187 million for ongoing production, transmission and distribution facilities, $44 million for hydro relicensing projects and $16 million for Port Westward. Capital expenditures do not include the advanced metering infrastructure project.

2007 Earnings Guidance

PGE is revising its full-year 2007 earnings guidance from $1.90 to $2.00 per diluted share to $2.25 to $2.35 per diluted share. The revised guidance includes the effects of improved margins on retail energy sales, favorable Mid-Columbia hydro generation more than off-setting reduced generation on PGE's hydro system, improved thermal plant operations and the FERC approved settlement between PGE and certain California parties relating to wholesale energy transactions in the western markets during 2000-2001. Guidance continues to include approximately $0.30 per diluted share due to a $20.4 million pre-tax deferral, recorded in 2007, related to the Boardman outage as well as the associated interest and Senate Bill 408 impacts.

Overview of Recent Developments

Port Westward

On June 11, 2007, the Port Westward Generating Plant, a 400 MW natural gas-fired plant located in Clatskanie, Oregon, was placed into service. The total cost of the new plant through June 30, 2007 was approximately $280 million (including AFDC). In January 2007, the OPUC issued a rate order approving a 2.8 percent increase related to the cost recovery of Port Westward, which became effective on June 15, 2007.

Integrated Resource Plan

PGE filed a new Integrated Resource Plan (IRP) with the OPUC on June 29, 2007. The IRP describes the Company's energy supply strategy for the years 2008 through 2015 and includes additional renewable resources, energy efficiency, demand-side resources, and power purchase agreements of varying terms. The plan also includes the purchase of additional capacity to assure reliability under peak demand situations and to facilitate the integration of variable wind generation. Review of the IRP by stakeholders and the OPUC staff is expected to take place over an approximate nine-month period.

Biglow Canyon Wind Farm

On March 2, 2007, PGE filed a rate application with the OPUC seeking an increase in annual revenue requirements for full recovery of costs related to the first phase of the Biglow Canyon Wind Farm. On June 20, 2007, PGE, the OPUC staff and other parties agreed to certain adjustments that would result in a $9.4 million increase in annual revenue requirements related to the project. Phase I of the project will have an installed capacity of 125 MW, with completion expected by December 2007 at a total cost of approximately $260 million (including AFDC). The application proposes to maintain PGE's currently allowed ROE of 10.1 percent and equity capital structure of 50.0 percent. Biglow Canyon Phase I fulfills the Company's goals for adding renewable energy as outlined in PGE's last Integrated Resource Plan.

Phases II and III of the project are currently in the planning stages. In the second quarter of 2007, PGE made a $17 million payment to a vendor toward wind turbines for Phases II and III. If PGE does not use good faith efforts to negotiate and execute a definitive agreement, the payment would be non-refundable. The estimated cost of Phases II and III is $600 million to $700 million (including AFDC). Phase II is expected to be completed by the end of 2009 and Phase III by the end of 2010. All three phases of the project combined could provide a total maximum generating capacity of 400 to 450 megawatts.

Advanced Metering Infrastructure (AMI)

On July 27, 2007, PGE filed testimony requesting that the tariff effective date be moved from January 1, 2008, to June 1, 2008, and run through December 31, 2010. This decision was based on the meter technology vendor requiring additional time to complete its scalability testing and deliver host-system software. In addition, the Company seeks to minimize the initial rate impact of AMI by coinciding the project's implementation with potential customer rate credits expected from SB 408. The proposed tariff would run for approximately two and a half years, coinciding with the period over which PGE completes systems acceptance testing and installation of over 800,000 meters. After the tariff period ends, the project's costs, net of savings, will be incorporated into a future general rate case. Once the meters are installed, at an estimated capital cost of $132 million, the Company estimates that AMI will save approximately $18 million annually in operating expenses, providing future benefits to customers.

Stock Distribution

On June 18, 2007, the Disputed Claims Reserve sold approximately 23.7 million shares of PGE common stock in a secondary offering. With the completion of this offering, the Disputed Claims Reserve has sold or distributed substantially all of its remaining PGE common stock.

Second Quarter 2007 Earnings Call and Webcast July 30, 2007

PGE will host a conference call with financial analysts on Monday, July 30, 2007, at 5 p.m. EDT. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 7 p.m. EDT on Monday, July 30 through Monday, August 6.

Peggy Fowler, CEO and president; Jim Piro, executive vice president, CFO and treasurer; and Bill Valach, director of investor relations will participate in the call. Management will respond to questions following formal comments.

The attached consolidated income statements, balance sheets, cash flow statements and supplemental operating statistics are an integral part of this earnings release.

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About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a fully integrated electric utility that serves approximately 802,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon" and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to 2007 earnings guidance, statements concerning estimated capital expenditures in 2007, final review of the deferral of excess power costs for the Boardman Plant outage; final approval of rates for the new Port Westward power plant; completion and rate treatment of Phase I of the Biglow Canyon Wind Farm and the Advanced Metering Infrastructure project; the expected completion dates of Phases II and III of the Biglow Canyon Wind Farm; statements concerning the estimated cost savings resulting from deployment of AMI; statements concerning the recovery of costs through future rate increases; changes in weather, hydroelectric, and energy market conditions, which could affect the availability and cost of fuel or purchased power; and the outcome of various legal and regulatory proceedings. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company's most recent Annual Report on Form 10-K and the Company's reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

Portland General Electric Company and Subsidiaries Condensed Consolidated Statements of Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In Millions, Except per Share Amounts)
Operating Revenues	$402	$351	$838	$732

Operating Expenses
Purchased power and fuel	175	143	378	375
Production and distribution	41	33	73	69
Administrative and other	45	45	90	79
Depreciation and amortization	43	53	88	110
Taxes other than income taxes	19	18	40	38
Income taxes	23	18	49	14
	346	310	718	685
Net Operating Income	56	41	120	47

Other Income (Deductions)
Allowance for equity funds used during construction	4	4	9	7
Miscellaneous	4	(2)	8	(2)
Income taxes	-	-	(1)	1
	8	2	16	6
Interest Charges
Interest on long-term debt and other	18	16	35	32

Net Income	$46	$27	$101	$21

Common Stock:
Weighted-average shares outstanding (thousands), Basic	62,507	62,500	62,506	62,500
Weighted-average shares outstanding (thousands), Diluted	62,536	62,500	62,531	62,500
Earnings per share, Basic and Diluted	$0.73	$0.43	$1.61	$0.34
Dividends declared per share	$0.235	$0.225	$0.46	$0.225

Portland General Electric Company and Subsidiaries Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2007	2006
	(In Millions)
Assets
Electric Utility Plant - Original Cost
Utility plant (includes construction work in progress of $255 and $412)	$4,801	$4,582
Accumulated depreciation	(1,909)	(1,864)
	2,892	2,718
Other Property and Investments
Nuclear decommissioning trust, at market value	43	42
Non-qualified benefit plan trust	72	70
Miscellaneous	31	26
	146	138
Current Assets
Cash and cash equivalents	42	12
Accounts and notes receivable (less allowance for uncollectible accounts of $5 and $45)	163	177
Unbilled revenues	66	88
Assets from price risk management activities	78	93
Inventories, at average cost	65	64
Margin deposits	12	46
Prepayments and other	27	25
Deferred income taxes	12	22
	465	527
Deferred Charges
Regulatory assets	357	351
Miscellaneous	34	33
	391	384
	$3,894	$3,767
Capitalization and Liabilities
Capitalization
Common stock equity:
Common stock, no par value, 80,000,000 shares authorized; 62,510,033 and 62,504,767 shares outstanding at June 30, 2007 and December 31, 2006, respectively	$644	$643
Retained earnings	659	587
Accumulated other comprehensive income (loss):
Pension and other post-retirement plans	(6)	(6)
Long-term debt	1,108	937
	2,405	2,161

Current Liabilities
Long-term debt due within one year	-	66
Short-term borrowings	-	81
Accounts payable and other accruals	245	212
Liabilities from price risk management activities	113	155
Customer deposits	5	5
Accrued interest	16	15
Accrued taxes	19	14
Dividends payable	15	14
	413	562
Other
Deferred income taxes	259	251
Deferred investment tax credits	5	7
Trojan asset retirement obligation	110	108
Accumulated asset retirement obligation	25	26
Regulatory liabilities:
Accumulated asset retirement removal costs	434	411
Other	106	112
Non-qualified benefit plan liabilities	87	84
Miscellaneous	50	45
	1,076	1,044
	$3,894	$3,767

Portland General Electric Company and Subsidiaries Condensed Consolidated Statements of Cash Flows
	Six Months Ended
	June 30,
	2007	2006
	(In Millions)

Cash Flows From Operating Activities:
Reconciliation of net income to net cash provided by operating activities
Net income	$101	$21
Non-cash items included in net income:
Depreciation and amortization	88	110
Deferred income taxes	18	(31)
Net assets from price risk management activities	(34)	92
Power cost deferral	(21)	-
Regulatory deferrals - price risk management activities	34	(67)
Other non-cash income and expenses (net)	(22)	4
Changes in working capital:
Net margin deposit activity	34	(48)
Decrease in receivables	37	84
(Decrease) in payables	(25)	(109)
Other working capital items - net	(3)	(14)
Other - net	(6)	4
Net Cash Provided by Operating Activities	201	46

Cash Flows From Investing Activities:
Capital expenditures	(159)	(211)
Purchases of nuclear decommissioning trust securities	(10)	(20)
Sales of nuclear decommissioning trust securities	9	10
Other - net	(5)	5
Net Cash Used in Investing Activities	(165)	(216)

Cash Flows From Financing Activities:
Short-term borrowings (repayments) - net	(81)	-
Repayment of long-term debt	(71)	(158)
Issuance of long-term debt	176	275
Debt issue costs	(2)	-
Dividends paid	(28)	-
Net Cash Provided by (Used in) Financing Activities	(6)	117

Increase (Decrease) in Cash and Cash Equivalents	30	(53)
Cash and Cash Equivalents, Beginning of Period	12	122
Cash and Cash Equivalents, End of Period	$42	$69

Supplemental disclosures of cash flow information
Cash paid during the period:
Interest, net of amounts capitalized	$21	$29
Income taxes	29	42
Non-cash activities:
Accrued capital additions	84	22
Common stock dividends declared but not paid	15	14

Portland General Electric Company and Subsidiaries Supplemental Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating revenues (millions)
Retail sales
Residential	$ 149	$ 132	$ 341	$ 313
Commercial	144	134	283	263
Industrial	41	52	78	100
Total retail sales	334	318	702	676
Direct access customers
Commercial	-	(2)	-	(3)
Industrial	(3)	(1)	(6)	(3)
Tariff revenues	331	315	696	670
Regional Power Act credits	16	6	42	6
Provision for collection (refund) - SB 408	4	(9)	5	(9)
Accrued revenues	(1)	2	-	1
Total retail revenues	350	314	743	668
Wholesale revenues	44	30	81	54
Other operating revenues	8	7	14	10
Total Operating Revenues	$ 402	$ 351	$ 838	$ 732

Energy sold and delivered - MWhs (thousands)
Retail energy sales
Residential	1,633	1,607	3,903	3,819
Commercial	1,786	1,783	3,532	3,520
Industrial	665	922	1,243	1,746
Total retail energy sales	4,084	4,312	8,678	9,085
Delivered to direct access customers
Commercial	129	120	241	220
Industrial	410	143	804	290
Total retail energy deliveries	4,623	4,575	9,723	9,595
Wholesale sales	916	897	1,939	1,509
Total energy sold and delivered	5,539	5,472	11,662	11,104

Customers - end of period
Residential	701,697	691,830
Commercial	100,051	98,709
Industrial	259	256
Total retail customers	802,007	790,795